Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS RECORD FISCAL YEAR 2007 SECOND QUARTER RESULTS

• Record quarterly net income of $13.8 million
• 13% sales growth; 75% income growth
• Operating margin increased to 9.5%
• Significant new business wins

WOOD DALE, ILLINOIS (December 20, 2006) — AAR (NYSE: AIR) today reported net sales of $246.1 million and income from continuing operations of $13.8 million, or $0.33 per diluted share, for the second quarter of fiscal 2007.  Sales grew 13% from $218.2 million in the second quarter of last year, and income from continuing operations increased 75% from $7.9 million in the prior year.

Following are highlights for each segment:

Aviation Supply Chain - Sales grew 24% to $133.9 million, and gross profit increased 32% to $29.9 million in the Company’s largest segment.  AAR continued to capture business from customers looking to reduce costs and improve efficiencies.  The segment further benefited from strength in existing programs for commercial and defense customers.  During the second quarter, the Company announced a new end-to-end supply chain program to support 24 CRJ 200 regional jets for Chautauqua Airlines, a regional airline owned by Republic Airways Holdings, which begins January 2007.  Demand for products supporting customer supply chain requirements remains strong as the Company continues to invest in assets to support this activity and position the segment for future growth.

Maintenance, Repair and Overhaul - Sales for the quarter increased 3% to $44.5 million and gross profit for the segment increased 24% to $6.1 million.

Sales at the Company’s Indianapolis operation were lower due primarily to fewer scheduled maintenance visits from a major airline customer.  The Company announced today a new three-year agreement to perform heavy maintenance services and winglet installations for Southwest Airlines. The Company announced in early November a contract award for heavy maintenance work and interior modifications for Northwest Airlines. The increase from one base load customer at fiscal year-end to four starting in January solidifies the positive outlook for this business.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

The Company’s landing gear and Oklahoma City MRO businesses significantly improved their operating profit during the quarter, reflecting robust demand for these services and increased operational efficiencies.

Structures and Systems - Sales in this segment were $64.3 million, relatively flat year-over-year, and gross profit decreased 10% to $8.8 million.  Demand for specialized mobility products remained steady, and volumes for composite products increased during the quarter. The Company received a $68 million pallet order from the U.S. Air Force in September 2006, with deliveries scheduled to begin in the Company’s fiscal third quarter.

Sales of cargo systems were 23% lower as the Company began relocating production to the previously-announced, new manufacturing facility in North Carolina.  Sales and margins are expected to increase in the fiscal fourth quarter as the business completes its move to the new facility, and further improvement is anticipated once shipments begin for the Airbus A400M military transport aircraft in early fiscal 2008.

Aircraft Sales and Leasing – Operating income, which includes earnings from aircraft joint ventures, grew $3.2 million year-over-year as the segment continued to benefit from the Company’s strategy to increase its activity in this growing market.

During the quarter, the Company sold its interest in two aircraft and acquired two aircraft through a joint venture. The increase in earnings from aircraft joint ventures was primarily driven by the sale of the Company’s interest in these two aircraft.  The total number of aircraft held in joint ventures remained at seventeen as of November 30, 2006, all of which are currently on lease.  Also as of November 30, the Company directly owned eight aircraft, two of which were purchased earlier this year and are expected to be sold in the fiscal third quarter.

The Company’s consolidated gross profit margin increased to 18.6% from 17.4% in the prior year.  Selling, general and administrative costs increased $2.6 million year-over-year and declined to 10.6% of sales.  Operating profit margin was 9.5%, up from 6.9% in the prior year.

“AAR achieved strong overall results while managing through a business relocation and preparing for our new customers at the Indianapolis facility,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR CORP.   “During the quarter, we made meaningful progress toward our near-term goal of 10% and our longer-term goal of 12.5% operating margin.  Increased volume, continued focus on higher margin activities and leveraging our cost structure all contributed to these results.  As we enter the second half of the year, we believe we are well-positioned to execute on our commitments, attract new business and supplement the Company’s organic growth with new and expanded capabilities.”

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CST on December 20, 2006. The conference call can be accessed by calling 866-793-1344 from inside the U.S. or 703-639-1315 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1008742) from 1:30 p.m. CST on December 20, 2006 until 11:59 p.m. CST on December 27, 2006.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2006 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three MonthsEnded November 30,		Six Months Ended November 30,
(In thousands except per share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Sales	$246,067	$218,230	$488,265	$417,818
Cost and expenses:
Cost of sales	200,208	180,240	399,662	345,146
Cost of sales – impairment charges	—	—	7,652	—
Selling, general and administrative	26,198	23,621	52,179	47,522

Earnings from aircraft joint ventures	3,761	593	6,802	798
Gain on sale of product line	—	—	5,358	—

Operating income	23,422	14,962	40,932	25,948

Gain on extinguishment of debt	—	—	2,927	—

Interest expense	4,737	4,507	9,403	8,629
Interest income	1,300	503	2,639	962

Income from continuing operations before income taxes	19,985	10,958	37,095	18,281

Income tax expense	6,217	3,082	11,381	5,147

Income from continuing operations	13,768	7,876	25,714	13,134

Discontinued operations:
Operating loss, net of tax	—	—	162	—

Net income	$13,768	$7,876	$25,552	$13,134

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.38	$0.24	$0.71	$0.40
Loss from discontinued operations	—	—	—	—
Earnings per share - Basic	$0.38	$0.24	$0.71	$0.40

Earnings per share - Diluted
Earnings from continuing operations	$0.33	$0.22	$0.62	$0.37
Loss from discontinued operations	—	—	—	—
Earnings per share - Diluted	$0.33	$0.22	$0.62	$0.37

Average shares outstanding - Basic	36,250	33,048	36,161	33,005
Average shares outstanding - Diluted	43,145	37,137	42,969	37,073

Consolidated Balance Sheet Highlights (In thousands except per share data)	November 30, 2006	May 31, 2006
	(Unaudited)	(Derived from audited financial statements)
Cash and cash equivalents	$117,192	$121,738
Current assets	655,057	624,454
Current liabilities (excluding debt accounts)	176,209	185,499
Net property, plant and equipment	78,910	72,637
Total assets	1,001,031	978,819
Total recourse debt	289,354	293,624
Total non-recourse debt	30,419	27,241
Stockholders’ equity	451,251	422,717
Book value per share	$12.23	$11.53
Shares outstanding	36,912	36,654

Sales By Business Segment	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands - unaudited)	2006	2005	2006	2005
Aviation Supply Chain	$133,904	$107,993	$261,420	$215,104
Maintenance, Repair and Overhaul	44,477	43,257	94,073	81,229
Structures and Systems	64,268	63,817	124,631	115,177
Aircraft Sales and Leasing	3,418	3,163	8,141	6,308
	$246,067	$218,230	$488,265	$417,818

Diluted Earnings Per Share Calculation	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands except per share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net income as reported	$13,768	$7,876	$25,552	$13,134
Add: After-tax interest on convertible debt	491	306	983	612
Net income for diluted EPS calculation	$14,259	$8,182	$26,535	$13,746

Diluted shares outstanding	43,145	37,137	42,969	37,073

Diluted earnings per share	$0.33	$0.22	$0.62	$0.37